Exhibit 10.30

BIOAMBER INC.

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into on November 4, 2011 (the “Execution Date”) by and among BioAmber Inc., a Delaware corporation (the “Company”), and each of the other parties listed on Schedule I attached hereto (the parties listed on Schedule I are referred to herein as the “Purchasers” and each, a “Purchaser”).

RECITALS

WHEREAS, the Company’s Board of Directors has determined that in order to raise additional funds for the Company’s and its Subsidiaries general corporate purposes, potential asset or other acquisitions and certain other purposes, including an equity investment in the Sarnia plant the Company plans to build in 2012/13, it is in the best interest of the Company to issue 20,061 shares of the Company’s Common Stock, par value $0.01 per share (“Common Stock”), at a price of US$997.00 per share, on the terms and conditions set forth in this Agreement (the “Financing”); and

WHEREAS, the Company wishes to issue and sell to each Purchaser, and each Purchaser severally wishes to purchase from the Company, that number of shares of Common Stock as set forth on Schedule I attached hereto on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises, representations, warranties and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Agreement to Purchase and Sell Shares of Common Stock. At the Closing (as defined below), the Company shall sell and issue to each Purchaser participating in the Closing, and, subject to the terms and conditions set forth herein, each Purchaser participating in the Closing shall severally acquire and purchase from the Company, the number of Securities (as defined below) set forth on Schedule I attached hereto upon payment by each Purchaser of the purchase price for such Securities set forth on Schedule I attached hereto (the “Purchase Price”), payable as set out in Section 2 of this Agreement. The sale and purchase of the Securities to each Purchaser shall constitute a separate sale and purchase hereunder. The shares of Common Stock issued to the Purchasers are referred to in this Agreement as the “Securities.” On the Execution Date, the Purchasers and the Company will execute counterparts of this Agreement. Such executed counterparts to this Agreement will be held in trust by Person(s) designed by Purchasers until satisfaction of the conditions to Closing set forth in Section 6 of this Agreement. Given that the number of Securities that each Purchaser intends to acquire pursuant to this Agreement is not the number of shares that each Purchaser would be entitled to purchase pursuant to the Pre-emptive Rights (the “Pre-emptive Rights”) granted to them under Section 4 of the Amended and Restated Shareholders Agreement of the Company dated as of April 15, 2011 (the “Shareholders Agreement”), each Purchaser hereby waives its Pre-emptive Right in connection with the issuance of Securities by the Company under this Agreement.

2. Closing in Escrow; Deliveries; Payment; Release from Escrow. The closing in escrow of the purchase and sale of the Securities under this Agreement (the “Closing”) shall take place at 5pm New York City time on November 4, 2011 (the “Closing Date”), subject to the satisfaction (or waiver as provided herein) of the conditions set forth in Section 6 (other than those conditions that by their nature will be satisfied at the Closing), unless another time or date is agreed to in writing by the parties. This Agreement, the First Amendment to the Amended and Restated Shareholders Agreement of the Company attached hereto as Exhibit A (the “First Amendment”), and all other agreements, certificates, documents and instruments furnished in connection herewith or therewith at or prior to the Closing are referred to collectively herein as the “Closing Documents”. On the Escrow Release Time, subject to the terms and conditions hereof, the Company shall deliver to each Purchaser stock certificates evidencing the Securities to be purchased by such Purchaser dated as of the Closing, registered in such Purchaser’s name, upon payment of the Purchase Price therefor set forth opposite such Purchaser’s name on Schedule I by wire transfer of immediately available funds to such account as designated by the Company prior to the Closing Date or Escrow Release Time, as the case may be.

2.1 At the Closing, subject to the terms and conditions hereof, the Company shall deliver its counsel in escrow the following:

(a) a duly executed counterpart to the First Amendment;

(b) one or more duly executed stock certificates representing the Securities registered in the name of the Purchasers;

(c) a certificate of good standing as to the Company issued by the Secretary of State of the State of Delaware and certificates of good standing as a foreign corporation in each of Minnesota and New Jersey, dated as of a date within five (5) business days of the Closing Date;

(d) a certificate of good standing as to each of the Subsidiaries issued by the Secretary of State, or similar governmental authority, in each such Subsidiaries’ jurisdiction of organization, dated as of a date within five (5) business days of the Closing Date;

(e) a certificate of the secretary of the Company in a form satisfactory to the Purchasers certifying as to (i) the incumbency of the officers executing the Closing Documents on behalf of the Company, (ii) the resolutions of the Board of Directors and, to the extent required under applicable law, the shareholders, of the Company duly authorizing the transactions contemplated by this Agreement and the other Closing Documents, and (iii) the Bylaws of the Company as in effect at the time of the Closing, and (iv) the Amended and Restated Certificate of Incorporation of the Company as in effect at the time of the Closing;

(f) a certificate of each of Jean-François Huc, Michael Hartmann and Jim Millis (the “Key Company Personnel”) pursuant to Section 6.5 hereof;

(g) copies of all consents, waivers and other approvals required in connection with execution, delivery and performance of this Agreement and the other Closing Documents and the other transactions contemplated hereunder and thereunder.

2.2 At the latest on the Escrow Release Time, subject to the terms and conditions hereof, the Purchasers shall deliver to the Company’s counsel, in escrow, wire transfers in the aggregate amount of the Purchase Price as described on Schedule I.

2.3 The Closing Documents shall be held in escrow by the Company’s counsel, until 5pm New York City time on November 11, 2011, unless another time or date is agreed to in writing by the parties (the “Escrow Release Time”).

2.4 On the Escrow Release Time, subject to each of the Purchasers having delivered its share of the Purchase Price to Company’s counsel in escrow, the Company’s counsel shall release the Closing Documents in its possession from escrow to their intended recipients and remit the share of the Purchase Price in its possession to the Company.

2.5 In the event that, at the Escrow Release Time, the Company’s counsel has not received all Purchasers’ share of the Purchase Price, described on Schedule I, the Company’s counsel shall so notify each of the Purchasers and request instructions in respect of Closing Documents and share of the Purchase Price in its possession. If so requested, the Company’s counsel shall forthwith return to a Purchaser its share of the Purchase Price and the Closing Documents received from such Purchaser.

3. Representations and Warranties. The Company and each of the Key Company Personnel, jointly and severally, hereby represent and warrant to the Purchasers that the statements contained in this Section 3 are true and correct, except as set forth in the Disclosure Schedules attached to this Agreement (the “Schedules”). The Schedules shall be arranged in numbered paragraphs and each exception shall be deemed to qualify only the specific numbered section of this Agreement which is referenced in the applicable exception.

3.1 Subsidiaries. Except as set forth in Schedule 3.1, the Company (a) does not own or control any equity security or other interest of any other corporation, limited partnership or other business entity and (b) is not a participant in any joint venture, partnership or similar arrangement. As used in this Agreement, the term “Subsidiaries” shall mean Sinoven Biopolymers, Inc., a Delaware corporation (“Sinoven”), BioAmber S.A.S., a Societe par Actions Simplifiee (“BioAmber”), Bluewater Biochemicals Inc., a Canadian Corporation (“Bluewater”), BioAmber International S.à.r.l., a Luxembourg Société a Responsabilité Limitée and the other corporations, limited partnerships, limited liability companies, and other business entities (including those listed as joint ventures, partnerships or similar arrangements pursuant to (b)) listed (or required to be listed) in Schedule 3.1. The Company owns 100% of the outstanding capital stock of BioAmber and, except as specifically disclosed in Schedule 3.1, owns 100% of the outstanding capital stock of each of the other Subsidiaries.

3.2 Organization, Good Standing and Qualification.

(a) The Company and each of its Subsidiaries are duly organized, validly existing and in good standing under the Laws (as defined in Section 3.15(a)) of their jurisdiction of formation. The Company and each of its Subsidiaries has all requisite corporate power and authority to own and operate their properties and assets and to carry on their business as currently conducted and as proposed to be conducted. The Company has all requisite corporate power and authority to execute and deliver the Closing Documents to which it is a party, to issue and sell the Securities and to carry out the provisions of this Agreement and the other Closing Documents. The Company and each of its Subsidiaries are duly qualified and in good standing in all jurisdictions in which (i) the nature of their activities and of their properties (both owned and leased) makes such qualification necessary, or (ii) the failure to so qualify might reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is in violation or default of any term of their respective certificate of incorporation, bylaws or other organizational documents (“Organizational Documents”). The execution, delivery, and performance of this Agreement and the other Closing Documents by the Company, and the sale, issuance and delivery of the Securities pursuant hereto will not, with or without the passage of time or giving of notice, result in any such violation, or be in conflict with or constitute a default under the Company’s Organizational Documents.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 500,000 shares of Common Stock, 267,618 shares of which are issued and outstanding. Schedule 3.3(a) sets forth a capitalization table of the Company on a post-closing, as-converted, fully-diluted basis. Such capitalization table is complete, accurate and correct and identifies by name and number of securities owned, each stockholder and other holder of the Company’s outstanding securities.

(b) Under the Company’s Stock Incentive Plan, initially adopted on December 8, 2008 (as amended on November 12, 2009, July 21, 2010, April 15, 2011 and June 27, 2011) (the “Plan”), 57,850 shares of Common Stock are available for issuance as of the date hereof, of which 51,800 shares of Common Stock are subject to options granted and outstanding. Under the Plan, there are no shares reserved but not yet subject to options already granted and outstanding. All options granted pursuant to the Plan will vest upon an initial public offering of the Company’s shares or a sale/merger transaction involving the Company and some employees have, pursuant to their employment agreements, options that provide for accelerated vesting upon the death of the employee or the termination of their employment by the Company. Subject to the foregoing, no employee, officer, director or consultant has options or any other securities that provide for accelerated vesting upon termination of employment or service, merger or change of ownership of the Company or any other event.

(c) Other than (i) the shares reserved for issuance under the Plan, (ii) 41,694 shares reserved for issuance upon the exercise of warrants identified in the capitalization table of the Company set forth in Schedule 3.3(a) and (iii) except as may be granted pursuant to this Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights, rights of first refusal and phantom stock rights), proxy, voting, transfer restriction or stockholder agreements, or agreements of any kind for the purchase or acquisition from the Company of any of its securities, except for the Shareholders Agreement. The Closing of the transactions contemplated by this Agreement will not result in (i) accelerated vesting of any options or other equity-based compensation, or (ii) the payment or the obligation of the Company or any of its Subsidiaries to pay or accelerate the payment of any bonus or other compensation to any employee, consultant, officer, director, or advisor.

(d) Other than as set out in the Shareholders Agreement, the Company is not under any obligation, and has not granted any rights, to register any of the Company’s presently outstanding securities or any of its securities that may hereafter be issued. No stockholder of the Company has entered into any agreement with the Company or, to the Company’s knowledge, any other Person, with respect to the voting or transfer of equity securities of the Company, except for the Shareholders Agreement.

(e) All issued and outstanding shares of the Company’s capital stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, and (ii) were issued in accordance with all applicable securities Laws, including, without limitation, the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities Laws or pursuant to an exemption from such registration requirements.

(f) The Securities have been duly and validly reserved for issuance. When issued in compliance with the provisions of this Agreement, the Securities will be (i) validly issued, fully paid and nonassessable, (ii) issued in compliance with applicable federal and state securities Laws, and (iii) will be free of any mortgage, pledge, lien, conditional sale agreement, security agreement, encumbrance or other charge or restriction on transfer of title or voting, whether imposed by agreement, understanding, Law, equity or otherwise (collectively, “Liens”); provided, however, that the Securities may be subject to restrictions on transfer under applicable state and/or federal securities Laws and the provisions of the Shareholders Agreement.

(g) Schedule 3.3(g) sets forth a capitalization table of each of the Subsidiaries on an as-converted, fully-diluted basis. Such capitalization tables identify by name and number of securities owned, each holder of outstanding securities of the Subsidiaries. There are no outstanding options, warrants, rights (including conversion or preemptive rights, rights of first refusal and phantom stock rights), proxy, voting, transfer restriction or stockholder agreements, or agreements of any kind for the purchase or acquisition from any of the Subsidiaries of any of their securities. None of the Subsidiaries is under any obligation, nor has any of the Subsidiaries granted any rights, to register any of their presently outstanding securities or any of their securities that may hereafter be issued. All issued and outstanding shares of capital stock and other equity interests, as applicable, of each of the Subsidiaries have been duly authorized and validly issued and are fully paid and nonassessable and were issued in accordance with all applicable Laws.

3.4 Authorization; Binding Obligations. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of this Agreement and the Closing Documents, the performance of all obligations of the Company hereunder and thereunder and the authorization, sale, issuance and delivery of the Securities has been taken. This Agreement and the other Closing Documents have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company enforceable in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights, and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

3.5 Financial Statements.

(a) Schedule 3.5(a) attached hereto sets forth the Company’s (i) unaudited consolidated financial statements for the six-month period ended December 31, 2010 and the period from June 30, 2009 until June 30, 2010, which remain subject to further changes by the auditors of the Company (the “Consolidated Financial Statements”) and (ii) unaudited consolidated balance sheets as at June 30, 2011 (the “Latest Balance Sheet”) and unaudited consolidated income statements for the six month period ending June 30, 2011 (the “Latest Financial Statements” and together with the Consolidated Financial Statements, the “Financial Statements”). The Financial Statements (including in all cases the notes thereto, if any) fairly present the financial condition, position and operating results of the Company, on a consolidated basis, and have been prepared in accordance with United States generally accepted accounting principles, as in effect from time to time, consistently applied (“GAAP”) throughout the periods covered thereby.

(b) Schedule 3.5(b) attached hereto sets forth the Subsidiaries’:

(i) following financial statements: (x) Sinoven Biopolymers Inc.’s unaudited financial statements (balance sheet and income statement) for the six month period ended December 31, 2010, and (y) Sinoven Biopolymers Trading (Shanghai) LLC’s (“Sinoven China”) audited financial statements for the period from August 3, 2010 to December 31, 2010 (the “Subsidiary Financial Statements”); and

(ii) unaudited consolidated balance sheets as of June 30, 2011 for BioAmber SAS and for Sinoven Biopolymers Inc. (the “Subsidiary Latest Balance Sheet”) and unaudited consolidated income statements for the six month period ending June 30, 2011 for BioAmber SAS and for Sinoven Biopolymers Inc. (the “Subsidiary Latest Financial Statements” and together with the Subsidiary Financial Statements, the “Subsidiary Financial Statements.” The Subsidiary Financial Statements fairly present the financial condition, position and operating results of such Subsidiaries, and have been prepared in accordance with United States generally accepted accounting principles, as in effect from time to time, consistently applied (“GAAP”) throughout the periods covered thereby.

3.6 Liabilities.

(a) Except as disclosed on, or reflected or reserved against in, the Consolidated Financial Statements, neither the Company nor BioAmber Canada have and is not subject to any liability or obligation of any nature, whether accrued, absolute, contingent, or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due), except current liabilities incurred in their ordinary course of business since December 31, 2010 which would not have a Material Adverse Effect.

(b) Except as disclosed on, or reflected or reserved against in, the Subsidiary Financial Statements, no such Subsidiary has or is subject to any liability or obligation of any nature, whether accrued, absolute, contingent, or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due), except current liabilities incurred in the ordinary course of business of the Subsidiaries since December 31, 2010 which would not have a Material Adverse Effect.

3.7 Agreements.

(a) Except as set forth in Schedule 3.7(a), there are no agreements, understandings, arrangements or other commitments, written or oral, to which the Company or any of its Subsidiaries is a party or by which they are bound, (i) that are terminable without the consent of the Company, or (ii) that involve or may involve:

(i) obligations (contingent or otherwise) of the Company or any of its Subsidiaries, or payments to the Company or any of its Subsidiaries, in each case in excess of $10,000,

(ii) the license of any Intellectual Property (as defined below) by the Company or any of its Subsidiaries to any third party or by a third party to the Company or any of its Subsidiaries,

(iii) provisions restricting or affecting the development, manufacture or distribution of the products or services of the Company or any of its Subsidiaries,

(iv) indemnification by the Company or any of its Subsidiaries with respect to infringement of proprietary rights, or

(v) any other agreement, understanding or instrument to which the Company or any of its Subsidiaries is a party or by which it is bound that is material to the Company or any of its Subsidiaries.

(b) Except as set forth in Schedule 3.7(b), neither the Company nor any of its Subsidiaries is or has ever been a party to, as a contractor or subcontractor, or is making or has ever made, any bid or proposal with respect to, any government contract.

(c) Each agreement, understanding, arrangement or other commitment which is required to be set forth in Schedule 3.7(a), (each, a “Material Contract”), is in full force and effect and is valid, binding and enforceable in accordance with its terms. The Company has furnished to the Purchasers complete and correct copies of all such Material Contracts.

(d) Neither the Company nor its Subsidiaries, as applicable, nor any other party is in violation or default under any Material Contract and no event has occurred which with notice, lapse of time or both would constitute a violation default thereunder. The execution, delivery, and performance of this Agreement and the other Closing Documents by the Company, and the sale, issuance and delivery of the Securities pursuant hereto will not, with or without the passage of time or giving of notice, result in any such violation, or be in conflict with or constitute a default under any Material Contract.

3.8 Obligations to Related Parties. Except as set forth in Schedule 3.8, neither the Company nor any of its Subsidiaries has any obligations to the officers, directors, stockholders or employees of the Company or any of its Subsidiaries other than for (a) payment of salary for services rendered, (b) reimbursement for reasonable expenses incurred on behalf of the Company or any of its Subsidiaries and (c) other standard employee benefits made generally available to all employees (including the issuance of stock options pursuant to the Plan and outstanding warrants). None of the officers, directors or stockholders of the Company or any of its Subsidiaries, or any members of their immediate families, are indebted to the Company or any of its Subsidiaries or, to the Company’s knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company or any of its Subsidiaries is affiliated or with which the Company or any of its Subsidiaries has a business relationship, or any firm or corporation which competes with the Company or any of its Subsidiaries, other than passive investments in publicly traded companies (representing less than one percent of such company) which may compete with the Company or any of its Subsidiaries. No officer or director of the Company or any of its Subsidiaries or member of their immediate families or, to the Company’s knowledge, any stockholder or key employee, is, directly or indirectly, interested in any Material Contract or are otherwise indebted to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a guarantor or indemnitor of any indebtedness of any other individual, partnership, limited liability company, corporation, association, joint stock company, trust, joint venture, unincorporated organization, investment fund or other business or governmental entity (“Person”). For purposes of this Agreement, the phrases “knowledge of the Company” or “the Company’s knowledge” or words of similar import, mean the knowledge of any director, officer, or key employee of the Company or any of its Subsidiaries (including, without limit, the Key Company Personnel), including facts of which directors, officers, and/or key employees, in the reasonably prudent exercise of their duties, should be aware.

3.9 Changes. Except as described on Schedule 3.9, since December 31, 2010, there has not been:

(a) Any event that has had or could reasonably be expected to adversely affect the financial condition, business, results of operations or prospects of the Company or any of its Subsidiaries in any material manner;

(b) Any resignation or termination of any officer, key employee or group of employees of the Company or any of its Subsidiaries, and the Company, to its knowledge, does not know of the impending resignation or termination of employment of any such officer or key employee;

(c) Any damage, destruction or loss, whether or not covered by insurance, with respect or affecting the properties, business, assets or prospects or financial condition of the or any of its Subsidiaries;

(d) Any waiver or compromise by the Company or any of its Subsidiaries of a valuable right or of a material debt owed to them;

(e) Any loans made by the Company or any of its Subsidiaries to any stockholder, employee, officer or director of the Company or any of its Subsidiaries, other than advances made in the ordinary course of business;

(f) Any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder of the Company or any of its Subsidiaries;

(g) Any declaration or payment of any dividend or other distribution of the assets of the Company or any of its Subsidiaries;

(h) Any labor organization activity related to the Company or any of its Subsidiaries;

(i) Any debt incurred, assumed or guaranteed by the Company or any of its Subsidiaries, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

(j) Any sale, mortgage, pledge, license, transfer, lease or other assignment of any Intellectual Property (as defined below) owned or licensed by the Company or any of its Subsidiaries, other than those listed under Schedule 3.11(d);

(k) Any material change in any Material Contract;

(l) Any sale, mortgage, pledge, transfer, lease or other assignment of any of the tangible assets of the Company or any of its Subsidiaries outside of the ordinary course of business;

(m) Any capital expenditure by the Company or any of its Subsidiaries in excess of $10,000;

(n) to the Company’s knowledge, any other event or condition of any character that would reasonably be expected to materially and adversely affect the assets, properties, financial conditions, operating results or business of the Company or its Subsidiaries (as such business is presently conducted and as it is presently proposed to be conducted); or

(o) Any arrangement or commitment by the Company or any of its Subsidiaries to do any of the acts described in subsection (a) through (n) above.

3.10 Real and Personal Property.

(a) Real Property. Neither the Company nor any of its Subsidiaries owns or has ever owned any real property. All of the real property leased by the Company or any of Subsidiaries (the “Leased Real Property”) is identified on Schedule 3.10(a) attached hereto. The schedule of Leased Real Property set forth in Schedule 3.10(a) is a complete, accurate, and correct list of the Leased Real Property of the Company and its Subsidiaries. Each of the leases for the Leased Real Property set forth on Schedule 3.10(a) (the “Leases”) is in full force and effect and has not been modified, amended, or altered, in writing or otherwise. Neither the Company nor any of its Subsidiaries nor any other party thereto is in default under any of the Leases, nor has any event occurred which, with the giving of notice or the passage of time, or both, would give rise to a default. The Company has furnished to the Purchasers complete and correct copies of all Leases and other agreements relating to the Leased Real Property.

(b) Personal Property. The Company and its Subsidiaries are the sole, legal and equitable owners of all their respective personal property and assets and have good and marketable title thereto. All such personal property and assets are in good working condition. None of such personal property or assets is subject to any Lien. The Financial Statements reflect all personal property and assets of the Company and BioAmber Canada (other than assets disposed of in the ordinary course of business since December 31, 2010), and such properties and assets are sufficient for the Company and BioAmber Canada to conduct their businesses as currently conducted and as proposed to be conducted. The Subsidiary Financial Statements reflect all personal property and assets of such Subsidiaries (other than assets disposed of in the ordinary course of business since December 31, 2010), and such properties and assets are sufficient for the Subsidiaries to conduct their businesses as currently conducted and as proposed to be conducted.

3.11 Intellectual Property. Unless otherwise set forth in Schedule 3.11:

(a) The Company and its Subsidiaries own, or are licensed or otherwise possess enforceable rights to use, all Intellectual Property (as defined below) used in or necessary for the conduct of their respective businesses as currently conducted and as proposed to be conducted. There are no claims or demands pending by any other Person pertaining to any of such Intellectual Property nor, to the knowledge of the Company, is there a claim or demand threatened, and no proceedings have been instituted or, to the knowledge of the Company, threatened which challenge the rights of the Company or any of its Subsidiaries with respect to such Intellectual Property.

(b) With respect to Intellectual Property that is owned by the Company or its Subsidiaries, all such Intellectual Property is owned free and clear of Liens. All patents, patent applications, trademarks, trademark applications, trademark registrations, service marks, service work applications, service mark registrations, and registered copyrights which are owned by the Company or its Subsidiaries are listed in Schedule 3.11(b). All such patents, patent applications, trademarks, trademark registrations, trademark applications, and registered copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on Schedule 3.11(b), and have been properly maintained and renewed in accordance with all applicable provisions of Law and administrative regulations of the United States and each such jurisdiction.

(c) All licenses or other agreements under which the Company or its Subsidiaries are granted rights in Intellectual Property of any third Person are listed in Schedule 3.11(c). All such licenses or other agreements are in full force and effect and there is no default or threatened default by the Company or any of its Subsidiaries or by any other party thereto. The licensors under said licenses and other agreements have and, at the time of the grant of such licenses or agreements, had all requisite power and authority to grant the rights purported to be conferred thereby. The execution, delivery, and performance of this Agreement and the other Closing Documents by the Company, and the sale, issuance and delivery of the Securities pursuant hereto and pursuant to the Company’s Organizational Documents, will not, with or without the passage of time or giving of notice, impair or otherwise affect the rights of the Company or its Subsidiaries under any such license or agreement.

(d) All licenses or other agreements under which the Company or any of its Subsidiaries have granted rights to others in its Intellectual Property are listed in Schedule 3.11(d). All such licenses or other agreements are in full force and effect and there is no default by the Company or its Subsidiaries or by any other party thereto. The execution, delivery, and performance of this Agreement and the other Closing Documents by the Company, and the sale, issuance and delivery of the Securities pursuant hereto and pursuant to the Company’s Organizational Documents, will not, with or without the passage of time or giving of notice, impair or otherwise affect the rights of the Company or its Subsidiaries under any such license or agreement.

(e) The Company and its Subsidiaries have taken all commercially reasonable measures required to establish and preserve their ownership of all Intellectual Property developed by, on behalf of, or licensed to, the Company or any of its Subsidiaries. The Company and its Subsidiaries have required all current and former employees and all consultants and independent contractors having access to, or who were involved in the development of, any of the Intellectual Property owned or developed by the Company or any of its Subsidiaries, to execute enforceable agreements that provide valid written assignment of all inventions and developments conceived or created by them in the course of their employment or services, and all such Persons are in compliance with such agreements. The Company has no knowledge of any infringement by others of any of its Intellectual Property. The Company does not believe it is or will be necessary to use any inventions of any of its employees (or persons it intends to hire) made prior to their employment by the Company or any of its Subsidiaries. All current and former employees and all consultants and independent contractors hired by the Company or any of its Subsidiaries have agreed to maintain the confidentiality of all confidential and proprietary information of the Company and its Subsidiaries and of any information of third parties received by the Company or any of its Subsidiaries under an obligation of confidentiality. To the knowledge of the Company, no current or former employee, officer, consultant or contractor is in default or breach of any term of any employment, consulting or contractor agreement, non-disclosure agreement, assignment agreement, or similar agreement. No present or former employee, officer, consultant or contractor of the Company has any ownership, license or other right, title or interest, directly or indirectly, in whole or in part, in any Intellectual Property that is owned or purported to be owned by the Company or its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries has infringed, does infringe and, by conducting its respective business as currently conducted or as proposed to be conducted, will infringe or unlawfully or wrongfully use the Intellectual Property of any third Person. No proceeding charging the Company or any of its Subsidiaries with infringement of any Intellectual Property of any third Person has been filed or, to the Company’s knowledge, is threatened to be filed. There exists no unexpired patent or, to the Company’s knowledge, patent application which includes claims that would be infringed by or otherwise adversely affect the products, activities, or business of the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted.

(g) Neither the Company nor any of its Subsidiaries is making unauthorized use of any confidential information or trade secrets of any Person, including without limitation, any former employer of any past or present employee of the Company or any of its Subsidiaries. Neither the Company, any of its Subsidiaries nor any employee of the Company or any of its Subsidiaries is obligated under any duty or agreement (including any license, confidentiality agreement, covenant or commitment of any nature), or subject to any judgment, decree or order of any court or administrative agency, that would interfere in any manner with the use of their best efforts to promote the interests of the Company or its Subsidiaries or that would conflict with the business as now conducted or proposed to be conducted of the Company or any of its Subsidiaries. Each current employee, officer and consultant of the Company and its Subsidiaries has executed a proprietary information and assignment of inventions agreement. No employee or consultant is in violation of any proprietary information or assignment of inventions agreement, or in any such similar agreement, with any former employer or contractor, and the carrying on of the Company’s or its Subsidiaries’ businesses and the conduct of the Company’s and its Subsidiaries’ businesses as proposed will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, such agreements.

(h) As used in this Agreement, the term “Intellectual Property” means (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know how and other confidential or proprietary information and materials; (ii) trade marks and service marks (whether or not registered), applications for trade marks and service marks, trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by copyright; (iv) source code, object code, data and operating files, user manuals, documentation, flow charts, algorithms, compilers, development tools, maintenance records and other materials related to computer programs; (v) internet web-sites and domain names; and (vi) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (v) in any country of the world, including, without limitation, all letters patent, patent applications, provisional patents, design patents, PCT filings and other rights to inventions or designs, all registered and unregistered copyrights in both published and unpublished works, trade secret rights, mask works, moral rights or other literary property or authors rights, rights regarding trademarks and other proprietary indicia, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

3.12 Litigation. There is no litigation, arbitration, mediation or proceeding or investigation (each an “Action” and collectively, “Actions”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or affecting any of their properties or assets or against any officer, director, or key employee of the Company or any of its Subsidiaries in his or her capacity as an officer, director or employee of the Company or any its Subsidiaries, or which may call into question the validity or hinder the enforceability of this Agreement or any other Closing Document or the transactions contemplated hereby and thereby; nor has there occurred any event nor does there exist any condition on the basis of which any such Action might be properly instituted or commenced. There are no Actions pending or, to the Company’s knowledge, threatened relating to the prior employment of any of the Company’s or its Subsidiaries’ employees or consultants, such employees’ or consultants’ use in connection with the Company’s or its Subsidiaries’ business of any information, technology or techniques allegedly proprietary to any of such employees’ or consultants’ former employers, clients or other parties, or such employees’ or consultants’ obligations under any agreements with prior employers, clients or other parties. Neither the Company nor any of its Subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no Action by the Company or any of its Subsidiaries pending or threatened against others.

3.13 Tax Returns and Payments. The Company and each of its Subsidiaries have filed on a timely basis all tax returns and reports as required by any applicable Laws. Such tax returns and reports correctly and completely reflect the liability for taxes and all other information required to be reported thereon by the Company and its Subsidiaries. The Company and each of its Subsidiaries have paid all taxes and other assessments due to be paid before the Closing. The Company and each of its Subsidiaries have adequately provided for, in its books of account and related records, liability for all unpaid taxes, being current taxes not yet due and payable. Neither the Company nor any of its Subsidiaries have been advised that any of their federal, state or other returns have been or are being audited, or of any deficiency in assessment in its federal, state or other taxes. All taxes and other assessments and levies which the Company or any of its Subsidiaries are required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities.

3.14 Employees.

(a) Neither the Company nor any of its Subsidiaries maintains or contributes to any employee benefit plan, pension plan, stock option, bonus or incentive plan, severance pay policy or agreement, deferred compensation agreement, or any similar plan or agreement (an “Employee Benefit Plan”) other than the Employee Benefit Plans identified in Schedule 3.14. No other corporation, trade, or business exists which would be treated together with the Company or any of its Subsidiaries as a single “employer” under the provisions of Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the “Code”). Each Employee Benefit Plan has been and is currently administered in compliance with its constituent documents and all reporting, disclosure and other requirements of the Employee

Retirement Income Security Act of 1974, as amended (“ERISA”), and the Code and any other Law applicable to such Employee Benefit Plan. There are no unfunded obligations of the Company or any of its Subsidiaries under any retirement, pension, profit-sharing, deferred compensation plan or similar program, and any employee contributions withheld from payroll have been timely and fully contributed to the appropriate Employee Benefit Plan as required under applicable Law. Neither the Company nor any of its Subsidiaries is required to make any payments or contributions to any Employee Benefit Plan pursuant to any collective bargaining agreement or any applicable labor relations Law. Neither the Company nor any of its Subsidiaries has ever maintained or contributed to any Employee Benefit Plan providing or promising any health or other nonpension benefits to terminated employees (other than continuation coverage, at the maximum applicable premium permitted to be charged by the Company, required under Section 4980B of the Code, or Section 601 of the ERISA).

(b) Schedule 3.14(b) sets forth a list of (a) all members of the management team of the Company and the Subsidiaries, together with each such person’s position, date of hiring, salary and any other compensation payable to such person (including, without limitation, compensation payable pursuant to bonus, deferred compensation or commission arrangements), and (b) each contract, commitment, arrangement, or understanding, whether oral or written, relating to the employment of, or the performance of services by, any employee, consultant, or independent contractor. Neither the Company nor any of its Subsidiaries is delinquent in payments to any of their employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for them to the date hereof or amounts required to be reimbursed to such employees. The Company and each of its Subsidiaries are in compliance with all applicable Laws, agreements, orders, and consent decrees respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, and wages and hours. Neither the Company nor any of its Subsidiaries has any collective bargaining agreements with any of their employees. There is no labor union organizing activity pending or, to the Company’s knowledge, threatened with respect to the Company or any of its Subsidiaries. There are no charges of employment discrimination or unfair labor practices or any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations, pending or, to the knowledge of the Company, threatened against or involving the Company or any of its Subsidiaries.

(c) No employee of the Company or any of its Subsidiaries, nor any consultant with whom the Company or any of its Subsidiaries has contracted, is in violation of any term of any employment contract, proprietary information agreement or any other agreement relating to the right of any such individual to be employed by, or to contract with, the Company or its Subsidiaries because of the nature of the business conducted by the Company or any of its Subsidiaries; and to the Company’s knowledge, the continued employment by the Company and its Subsidiaries of their present employees, and the performance of the contracts with their independent contractors, will not result in any such violation. Neither the Company nor any of its Subsidiaries has received any notice alleging that any such violation has occurred. Except as disclosed on Schedule 3.14(c), no employee of the Company or any of its Subsidiaries has been granted the right to continued employment by the Company or any of its Subsidiaries or to any material compensation following termination of employment with the Company or its Subsidiaries. To the Company’s knowledge, no officer, key employee or group of employees intends to terminate his, her or their employment with the Company or its Subsidiaries, nor does the Company or its Subsidiaries have a present intention to terminate the employment of any officer, key employee or group of employees.

(d) Each Employee Benefit Plan has been administered and operated in compliance with Section 409A of the Code and neither the Company nor any Subsidiary has any obligations to employees or other service providers with respect to any deferred compensation plan, agreement, method, or arrangement which might be subject to an excise tax under Section 409A of the Code.

3.15 Compliance with Laws; Authorizations.

(a) The Company and each of its Subsidiaries have complied with each, and are not in violation of, any law, statute, regulation, rule, ordinance or order (collectively, “Laws”) to which the Company or any of its Subsidiaries or their businesses, operations, employees, assets or properties are or have been subject, including but not limited to any Laws which apply to the manufacture, distribution and/or export of succinic acid, modified PBS and other related polymers and/or formulations thereof. No event has occurred or circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with or failure on the part of the Company or any of its Subsidiaries to comply with, any Law. Neither the Company nor any of its Subsidiaries has received notice regarding any violation of, conflict with, or failure to comply with, any Law. The execution, delivery, and performance of this Agreement and the other Closing Documents by the Company, and the sale, issuance and delivery of the Securities pursuant hereto will not, with or without the passage of time or giving of notice, result in any such violation, or be in conflict with or constitute a default under any Law.

(b) The Company and each of its Subsidiaries owns, holds, possesses or lawfully uses in the operation of their respective business all franchises, licenses, permits and registrations (collectively, “Authorizations”) which are required or otherwise necessary for them to conduct their business as currently conducted or as proposed to be conducted or for the ownership and use of the assets owned or used by them in the conduct of their business, free and clear of all Liens. Such Authorizations are valid and in full force and effect and none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or the other Closing Documents. All Authorizations are listed in Schedule 3.15(b). No event has occurred or circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with, failure on the part of the Company or any of its Subsidiaries to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any Authorization. Neither the Company nor any of its Subsidiaries has received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Authorization. Neither the Company nor any of its Subsidiaries is in default or has received notice of any claim of default, with respect to any Authorization.

3.16 Environmental.

(a) Except as set forth on Schedule 3.16: (i) the Company and its Subsidiaries are and have been in compliance with all Environmental Laws; (ii) neither the Company nor any of its Subsidiaries has received any notice alleging that they are not in such compliance with Environmental Laws; (iii) there has been no unpermitted treatment, storage, disposal or release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company or its Subsidiaries which release could reasonably be expected to give rise to any liability of the Company or its Subsidiaries; (iv) no Hazardous Substances are present in, on, about or migrating to or from any real property that could be expected to give rise to an action under Environmental Laws against the Company or its Subsidiaries; (v) there have been no Hazardous Substances generated by the Company or its Subsidiaries that have been disposed of at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste release sites published by any governmental authority in or outside of the United States; and (vi) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company or its Subsidiaries, except for any of the foregoing in compliance with Environmental Laws. For purposes of this Section 3.16, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (i) releases or threatened release of Hazardous Substance; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances. The Company and each of its Subsidiaries have obtained, and are in compliance with, all Authorizations required by any Environmental Laws. All such Authorizations are valid and in full force and effect and none of such Authorizations will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement or the other Closing Documents. The Company and each of its Subsidiaries have been, and are currently, in compliance with all Environmental Laws.

(b) There are no past, pending or, to the Company’s knowledge, threatened actions against or affecting the Company or any of its Subsidiaries under any Environmental Law, and the Company is not aware of any facts or circumstances which could be expected to form the basis for any such action against the Company or any of its Subsidiaries.

(c) The Company has provided to the Purchasers true and complete copies of, or access to, all written environmental assessments, materials, reports, data, analyses and compliance audits that have been prepared by or on behalf of the Company or any of its Subsidiaries.

3.17 Offering Valid. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 4.2 hereof, the offer, sale, issuance and delivery of the Securities will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities Laws.

3.18 Insurance. The Company and each of its Subsidiaries has fire, casualty, product liability, and business interruption and other insurance policies, with extended coverage, sufficient in amount to allow it to replace any of its material properties which might be damaged or destroyed or sufficient to cover liabilities to which the Company and its Subsidiaries may reasonably become subject, and such types and amounts of other insurance with respect to its business and properties, on both a per occurrence and an aggregate basis, as are customarily carried by Persons engaged in the same or similar businesses as the Company and its Subsidiaries. There is no default by the Company or any of its Subsidiaries, or to the knowledge of the Company, by any insurance carrier of such policies, or event which could give rise to a default under any such policy.

3.19 Corporate Documents. The Amended and Restated Certificate of Incorporation of the Company and Bylaws of the Company are in the form provided to the Purchasers. The Company has made available to the Purchasers the minute books of the Company and its Subsidiaries containing minutes of the material meetings of directors and stockholders and the material actions by written consent without a meeting by the directors and stockholders since the date of the Company’s or such Subsidiary’s incorporation.

3.20 No Brokers. No agent, broker, investment banker, person or firm acting on behalf of or under the authority of the Company or its Subsidiaries is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated by this Agreement. The Company shall pay, and hold the Purchasers harmless against, any liability, loss or expense (including, without limitation, attorneys’ fees and out-of-pocket expenses) arising in connection with any claim for any such fee or commission.

3.21 Disclosure. The representations and warranties made or contained in this Agreement, the schedules and exhibits hereto, and the certificates and statements executed or delivered in connection herewith, when taken together, do not and shall not contain any untrue statement of a material fact and do not and shall not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties, or other material not misleading in light of the circumstances in which they were made or delivered. There have been no events or transactions, or facts or information which have not been disclosed herein or in a schedule hereto which have or could reasonably be expected to adversely affect the financial condition, business, results of operations or prospects of the Company or any of its Subsidiaries in any material manner.

4. Representations and Warranties of Purchasers. Each of the Purchasers, severally and not jointly, hereby represent and warrant to the Company that the statements contained in this Section 4 are true and correct.

4.1 Requisite Power and Authority. Each Purchaser has all necessary power and authority to execute and deliver this Agreement and the other Closing Documents and to carry out their provisions. All action on each Purchaser’s part required for the execution and delivery of this Agreement and the other Closing Documents has been taken. Upon its execution and delivery, this Agreement and the other Closing Documents will be valid and binding obligations of each Purchaser, enforceable in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws of general application affecting enforcement of creditors’ rights, and (b) as limited by general principles of equity that restrict the availability of equitable remedies.

4.2 Investment Representations. Each Purchaser is purchasing the Securities for its own account and not with a view to the resale, distribution or other disposition thereof in violation of the registration requirements of U.S. securities laws. Each Purchaser is an “accredited investor” that meets one or more of the criteria in Rule 501(a) of Regulation D under the Securities Act and is authorized to consummate the purchase of the Securities. Purchaser acknowledges (a) that the offer and sale of the Securities have not been registered under the Securities Act or the securities Laws of any state or other jurisdiction (b) that the Securities are being offered and sold pursuant to an exemption from registration under the Securities Act provided by Section 4(2) of Securities Act, and exemptions under applicable state securities Laws; and (c) that the Securities will be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state Laws or the Purchaser has furnished to the Company an opinion of counsel of recognized standing or other evidence reasonably satisfactory to the Company to the effect that the proposed transfer may be made without registration under the Securities Act and any applicable state securities Laws. The foregoing, however, does not limit or modify the representations and warranties of the Company in this Agreement or the right of the Purchaser to rely thereon. Purchaser understands and agrees that the Securities will bear a legend substantially similar to the legend set forth below in addition to any other legend that may be required by applicable Law or by the Company’s Organizational Documents, as the same may be amended from time to time, or by any agreement between the Company and Purchasers:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SECURITIES ARE REGISTERED UNDER SUCH ACT, AND APPLICABLE STATE SECURITIES LAWS, OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATIONS ARE NOT REQUIRED.

The Purchaser acknowledges and agrees that it is not purchasing Securities as a result of “general solicitation” or “general advertising”, as such terms are defined in Regulation D under the Securities Act.

If the Purchaser is acquiring any Securities as a fiduciary or agent for one or more investor accounts, it represents that it has full power to make the foregoing representations, warranties and agreements on behalf of each such account and that the foregoing representations, warranties and agreements are true and correct and will be binding upon each such account.

5. Additional Covenants of the Company. The Company hereby covenants that, so long as any obligation of the Company under the Closing Documents is outstanding or as long as Purchaser or any affiliate of Purchaser continues to own any of the Securities, the Company shall comply with the following affirmative covenants:

5.1 Information; Inspection Rights.

(a) Information. From and after the Closing, the Company shall deliver to the Purchaser the following:

(i) Material Threat. Within fifteen (15) days after the Company or any of its Subsidiaries obtains knowledge of the commencement or written threat of commencement of any material litigation or proceeding against the Company or any of its Subsidiaries or their respective assets, written notice by the Company of the nature and extent of such litigation or proceeding.

(ii) Default. Within ten (10) days after the occurrence of any default by the Company or any of its Subsidiaries, or any notice of default or potential default or similar material adverse development with respect to the Company or any of its Subsidiaries, furnish the Purchaser with a detailed written notice of such event.

(iii) Stockholder Notices and Consents. Promptly, all notices for and minutes of meetings of the stockholders or directors of the Company or any of its Subsidiaries, and all written consents taken by the stockholders or directors of the Company or any of its Subsidiaries.

(iv) Subsidiaries’ Notices. Promptly, all notices received by the Company in its capacity as a shareholder of any of the Subsidiaries.

(v) Material Developments. Within ten (10) days after the occurrence thereof, detailed written notice of all material developments and of all transactions outside of the ordinary course of business that have or might have a significant effect on the results of operations, financial condition, business, or prospects of the Company or any of its Subsidiaries or on each Purchaser’s interest in the Securities.

(vi) Additional Information. From time to time, and promptly, such additional information and financial data regarding results of operations, financial condition, business, affairs or prospects of the Company or any of its Subsidiaries, which the Purchasers may reasonably request, including, without limitation, a list of stockholders and other security holders, showing the authorized and outstanding shares by class (including the common stock equivalents of any convertible security), the holdings of each stockholder (both before giving effect to dilution and on a fully-diluted basis) and the holdings of each Person that holds options, warrants or convertible securities (both before giving effect to dilution and on a fully diluted basis). Such information shall be delivered to Purchasers without regard to the purpose of such request and Purchasers shall have no obligation to demonstrate that the purpose of such request is proper or reasonably related to its investment under any applicable Law.

(b) Inspection Rights. At such reasonable times and as often as may be reasonably requested, the Purchasers, or any authorized representative thereof, shall have the right to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate and financial records (and make copies thereof or extracts therefrom) of the Company and its Subsidiaries, (iii) discuss the business, affairs, finances and accounts of the Company and its Subsidiaries with their officers, directors and, through the President or the Chief Financial Officer of the Company, its key employees and accountants, and (iv) review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested. The Purchasers agree to use commercially reasonable efforts to exercise such rights in a manner so as not to disrupt unreasonably the Company’s ordinary course of business activities and to maintain, and to use its commercially reasonable efforts to cause its representatives to maintain, the confidentiality of any information so obtained by it. Notwithstanding anything to the contrary contained in this Agreement, the Company agrees that Purchasers shall have no obligation to demonstrate that the purpose of such inspection, examination, discussion or review is proper or reasonably related to its investment under any applicable Law.

5.2 Maintenance of Properties; Books and Records. The Company and each of its Subsidiaries shall keep their properties in good repair, working order and condition, and from time to time will make all necessary and appropriate repairs, replacements, additions and improvements thereto, so that the business carried on by them will be conducted at all times in accordance with prudent business management. The Company and each of its Subsidiaries shall make and keep books, records and accounts, which, in reasonable detail, accurately and fairly reflect its transactions, and shall devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (a) transactions are executed in accordance with management’s general or specific authorization; (b) transactions are recorded as necessary to permit preparation of the financial statements required herein and to maintain accountability for assets; and (c) access to assets is permitted only in accordance with management’s general or specific instructions and recorded assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

5.3 Other Insurance. The Company and each of its Subsidiaries shall maintain insurance against such risks and in at least such amounts as is customarily carried by companies of established reputations engaged in the same or a similar business, under valid and enforceable policies issued by insurers of recognized responsibility.

5.4 Contracts and Agreements. The Company and each of its Subsidiaries shall comply in all material respects with the provisions of all contracts, indentures, instruments and agreements to which it is a party or by which its properties are bound, and with all other obligations which it incurs or to which it becomes subject.

5.5 Taxes. The Company and each of its subsidiaries shall pay and discharge when payable all federal, state, local, and foreign taxes, assessments, penalties, interest and governmental charges which become payable by it or which shall be imposed upon its properties, and all claims for labor, materials or supplies which if unpaid might by law become a lien upon any of its properties; provided, however, that the Company and its Subsidiaries may in good faith contest any tax, assessment, penalty, or charge, provided that such contest is asserted in accordance with applicable procedures.

5.6 Compliance with Laws. The Company and each of its Subsidiaries shall comply with all Laws, rules and regulations of all governmental authorities and agencies applicable to them, their business or their properties.

5.7 D&O Insurance. The Company and each of its Subsidiaries shall maintain directors’ and officers’ insurance in form and substance reasonably satisfactory to the Purchasers, but in no event shall such insurance provide for coverage of less than US$5,000,000.

5.8 Appointment of Director. Immediately after the Closing, the authorized size of the Board of Directors of the Company shall be increased to seven (7) directors, and the members of the Board of Directors of the Company shall be (and will consist solely of) the following individuals: Mr. Kurt Briner, Mr. Heinz Haller, Mr. Jean-François Huc, Mr. Taro Inaba, Mr. Denis Lucquin, Mr. William Camp and Mr. Raymond J. Land, who will assume the role of Chairman of the Company’s audit committee.

5.9 Satisfaction of Closing Conditions. The Company shall use its reasonable best efforts to satisfy all of the closing conditions set forth in Section 6.

5.10 Use of Proceeds. The Company will use the proceeds of the sale of the Securities for general operating purposes, an equity investment in the Sarnia plant the Company plans to be built in 2012/13, and potential asset acquisitions as approved by the Board of Directors and subject to any approval rights granted to some or all of the shareholders pursuant to the terms of the Shareholders Agreement or Restated Charter.

6. Conditions to Obligation of the Purchasers to Close. The obligations of the Purchasers to purchase the Securities at the Closing are subject to the fulfillment, on or before the Closing (or the Escrow Release Time with respect to Section 6.6(b)), of each of the following conditions unless waived in writing:

6.1 Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the Execution Date and as of the Closing Date (except that where a representation or warranty is by its terms qualified by materiality, the representation or warranty, as so qualified, shall be true and correct in all respects).

6.2 Performance. The Company shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

6.3 Absence of Material Adverse Effect.

(a) Since the Execution Date, no event, change, effect or development shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect (as defined below).

(b) For purposes of this Agreement, the term “Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, operations, assets, or prospects of the Company or its Subsidiaries, or (b) the ability of the Company to perform its obligations under this Agreement and the Closing Documents and to consummate the transactions contemplated hereby and thereby.

6.4 Closing Deliveries. The Company shall have each of the items and deliveries required to be delivered at the Closing pursuant to Section 2.1 hereof.

6.5 Certificate. The Key Company Personnel, in their capacity as officers, shareholders and/or directors of the Company, shall deliver to the Purchaser a certificate certifying that each of the conditions set forth in Sections 6.1, 6.2 and 6.3 has been satisfied. The delivery of such certificate to the Purchaser shall be deemed to constitute the satisfaction of such conditions.

6.6 Purchaser Deliveries. Each of the Purchasers listed on Schedule I hereto shall have (a) executed and delivered a copy of this Agreement, including Exhibit C hereof, and any other agreements required to be delivered hereunder and, (b) at the latest on the Escrow Release Time, delivered the Purchase Price consideration required to be delivered by such Purchaser.

6.7 Termination by the Purchasers for Failure of Closing Conditions. This Agreement may be terminated by any of the Purchasers (each a “Terminating Purchaser”) in the event that all of the conditions set forth in this Section 6 (other than this Section 6.7) do not occur on or before November 11, 2011 and, upon such termination by the Purchaser, this Agreement shall become null and void solely with respect to such Terminating Purchaser, and there shall be no liability or obligation on the part of such Terminating Purchaser or its respective officers, directors, stockholders or affiliates; provided, however, that such termination shall not effect any of the other non-terminating Purchasers.

6.8 Opinion of Company Counsel. The Purchasers shall have received legal opinions from each of (i) Boivin Desbiens Senécal Chalifour, (ii) Carter Ledyard & Milburn, and (iii) Morris Nichols Arsht & Tunnell LLP, dated as of the Closing, in substantially the form of Exhibit B attached hereto.

6.9 Preemptive Rights. The Company shall have fully satisfied (including with respect to rights of timely notification) or obtained enforceable waivers in respect of any preemptive rights directly or indirectly affecting any of its securities and provided Purchasers evidence of such waivers or satisfaction.

7. Miscellaneous.

7.1 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by and construed in accordance with the internal Laws of the State of Delaware, without giving effect to any choice of Law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

7.2 Dispute Resolution.

(a) With respect to any claims, counterclaims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement including any questions regarding its existence, validity or termination, any provision hereof, the alleged breach thereof, or in any way relating to the subject matter of this Agreement or the relationship between the parties hereto created by this Agreement, (referred to herein as a “Dispute”), any party hereto may initiate the dispute resolution procedures set forth in Sections 7.2(b) though 7.2(e) hereof. Except as provided in Section 7.2(e), such procedures shall be the sole and exclusive procedures for the resolution of any such Dispute.

(b) Initiation of Procedures. Any party wishing to initiate the dispute resolution procedures set forth herein with respect to a Dispute not resolved in the ordinary course of business, shall give written notice of the Dispute to the other parties and of its initiation of the negotiation procedure set forth in Section 7.2(c) below (the “Dispute Notice”). The notice shall include (a) a statement of that party’s position and a summary of arguments supporting that position, and (b) the name and title of the executive who will represent that party, and of any other person who will accompany the executive, in the negotiations under Section 7.2(c) below.

(c) Negotiation Between Executives. If one party has given a Dispute Notice pursuant to Section 7.2(b) above, the parties shall promptly attempt in good faith to resolve the Dispute by negotiations between executives who have authority to settle the controversy and who are at a higher level of management than those directly involved in the Dispute.

(d) Arbitration. If the Dispute has not been resolved by negotiation under Section 7.2(b) within thirty (30) days of the Dispute Notice (or such longer period agreed to by the executives), and only in such event, any party may initiate the arbitration procedure of this Section 7.2(d) with respect to such Dispute and only with respect to such Dispute by giving written notice thereof to the other parties (the “Arbitration Notice”). Such Dispute shall be finally determined and resolved by binding arbitration in accordance with the procedures in this document and the Commercial Arbitration Rules of the American Arbitration Association (“AAA Rules”) as in effect on the date such Dispute arises. In the event of a conflict, the provisions of this document will control.

(i) Any arbitration will be conducted at the Los Angeles, California office of the AAA. The arbitration will be conducted before a panel of three arbitrators, regardless of the size of the Dispute, to be selected as provided in the AAA Rules; provided, however, that no more than one of the three arbitrators shall be a full-time accounting professional. Any issue concerning the extent to which any Dispute is subject to arbitration, or concerning the applicability, interpretation or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the Federal Arbitration Act and resolved by the arbitrators. No potential arbitrator may serve on the panel unless he or she has agreed in writing to abide and be bound by these procedures.

(ii) The arbitrators may not award non-monetary or injunctive relief of any sort. The arbitrators shall have no power to award punitive damages or any other indirect damages, and the parties expressly waive their right to obtain such damages in arbitration or in any other forum. In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitrators have power to make an award or impose a remedy that could not be made or imposed by a federal court deciding the matter in the same jurisdiction. The arbitrator shall determine the allocation of the costs and expenses of the arbitration, including the arbitrator’s fee and the parties’ attorneys’ fees and expenses, based upon the extent to which each party prevailed in the arbitration.

(iii) No discovery will be permitted in connection with the arbitration unless expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery.

(iv) All aspects of the arbitration shall be treated as confidential. Neither the parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests.

(v) The arbitrators shall render a written decision stating specifically the reasons of the fact and law on which the decision is based.

(vi) The result of the arbitration will be binding on the parties, and judgment on the arbitrators’ award may be entered in any court having jurisdiction. Any party may contest the Arbitrators’ decision and seek to have the award vacated, modified or corrected in a court of competent jurisdiction based only on the grounds that: (i) the decision is not in conformity with The Federal Arbitration Act (9 USC Sections 10-11); or (ii) where the arbitrators’ findings of fact are not supported by substantial evidence; or (iii) the decision was based on an erroneous conclusion of law.

(e) Injunctive Relief. Notwithstanding anything to the contrary in this Agreement including the foregoing Dispute Resolution provisions, any party may seek injunctive relief, including specific performance, in a court of law or equity for matters arising out of or relating to this Agreement. For purposes of this Section only, the parties stipulate and agree to the sole and exclusive jurisdiction of the United States District Court for the Central District of California to consider and hear any request by a party seeking injunctive relief. In the event that the aforementioned United States District Court lacks jurisdiction or venue to hear such a request for injunctive relief, the parties stipulate and agree to the sole and exclusive jurisdiction of the California State Court, Los Angeles County, to consider and hear such a request for injunctive relief.

7.3 Survival; Indemnification of Purchaser.

(a) The representations, warranties, certifications, covenants and agreements made in this Agreement or any other Closing Document shall survive any investigation made by the Purchaser and the closing of the transactions contemplated hereby and thereby.

(b) The Company and each of the Key Company Personnel, jointly and severally, hereby agree to hold harmless and indemnify the Purchasers, the Purchasers’ direct and indirect subsidiaries, affiliated entities and corporations, and each of their partners, officers, directors, employees, stockholders, agents and representatives (collectively, referred to as the “Purchaser Indemnitees”) against any and all damages, liabilities, losses (including, without limitation, losses due to diminution in the value of the Securities), costs and expenses (including attorneys’ fees and expenses), whether or not arising out of third-party claims, based upon, or arising out of, or relating to: (i) any inaccuracy in, or any breach by the Company of, any representation, warranty, certification or other statement contained in this Agreement or any other Closing Document, or (ii) any breach of any covenant or agreement contained in this Agreement or any other Closing Document, or (iii), any tax imposed on the Company (A) with respect to a taxable period or portion thereof ending on or before the Closing Date, (B) as a transferee or successor, by contract or pursuant to any law, to the extent that the liability for such tax relates to transactions or events that occurred on or prior to prior to the Closing, and (C) as a result of the Company being, on or prior to the Closing, a member of an affiliated, combined, consolidated, unitary or similar group pursuant to section 1.1502-6 of the Treasury Regulations (or any other similar provision of state, local or foreign Law), including but not limited to any taxes associated with the spin-off the Company by Diversified Natural Products, Inc. (collectively, the “Indemnifiable Claims”).

(c) The Company shall reimburse, promptly following request therefor, all expenses incurred by a Purchaser Indemnitee in connection with any Indemnifiable Claim, including, without limitation, any threatened, pending or completed action, suit, arbitration, investigation or other proceeding arising out of, or relating to, any Indemnifiable Claim.

(d) The rights to indemnification set forth in this Section 7.3 are in addition to, and not in limitation of, all rights and remedies to which the Purchaser may have in equity, including the right to seek specific performance, rescission or restitution, none of which such rights or remedies shall be affected or diminished by this Section 7.3. All remedies, either under this Agreement or any other Closing Document, the Company’s Organizational Documents or otherwise afforded to any party, shall be cumulative and not alternative.

(e) Notwithstanding anything else contained herein, it is understood and agreed that the liability of any Key Company Personnel to the Purchaser Indemnitees pursuant to this Section 7.3 shall be limited to any shares of Common Stock of the Company currently owned by such Key Company Personnel (including any stock options and warrants which may be converted or exchanged into shares of Common Stock of the Company), together with any cash proceeds which result from the sale or exercise thereof, and such Key Company Personnel shall discharge such liability by the surrender of such securities and/or any proceeds which have been received from the sale or exercise thereof.

7.4 Consent to Amendments and Waivers. Except as otherwise expressly provided herein, the provisions of this Agreement may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the prior written consent of each of Naxos, FCPR Sofinnova Capital VI and Mitsui & Co., Ltd. (collectively, the “Majority Purchasers”). No other course of dealing between the Company and the Purchasers or any delay in exercising any rights hereunder or under the Amended and Restated Certificate of Incorporation of the Company shall operate as a waiver of any rights of any Purchaser. Any amendment or waiver effected in accordance with this Section 7.4 shall be binding upon the Company and the Purchasers, and their respective successors and assigns.

7.5 Entire Agreement. This Agreement and the Closing Documents constitute the entire agreement among the parties relative to the specific subject matter hereof and thereof.

7.6 Notices. All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given (i) on the date of delivery, if delivered by facsimile, receipt confirmed, (ii) on the following business day, if delivered by a reputable nationwide overnight courier service guaranteeing next business day delivery; provided that, notices and other communications sent from or delivered outside of the United States of America shall be sent by a reputable international express courier service and shall be deemed to have been duly given upon delivery to the recipient, and (iii) two business days after being sent by certified or registered mail, return receipt requested, postage prepaid; provided that, notices and other communications sent from or delivered outside of the United States of America by certified or registered mail, return receipt requested, postage prepaid shall be deemed to have been duly given upon delivery to the recipient, in each case, to the party to whom it is directed at the following address (or at such other address as any party hereto shall hereafter specify by notice in writing to the other parties hereto):

If to the Company, to the following address:

BioAmber Inc.

1250, Rene-Levesque Boulevard West, Suite 4110

Montreal, Quebec, Canada

H3B 4W8

Attention: Mr. Jean-François Huc, President & CEO

Facsimile: ***

with a copy (which shall not constitute notice) to:

Boivin Desbiens Senécal, g.p.

***

If to the Purchasers:

To the addresses set forth on Schedule I attached hereto.

7.7 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

7.8 Counterparts; Delivery by Facsimile of PDF. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by other electronic transmission of a manual signature (by pdf or other method that enables the recipient to reproduce a copy of the manual signature), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or electronic transmission in pdf format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or electronic transmission in pdf as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

7.9 Successors and Assigns. Neither the Company nor any Purchaser may assign its rights and obligations under this Agreement except upon consent of the Majority Purchasers (with respect to an assignment by the Company) or the Company (with respect to an assignment by any Purchaser, as applicable); provided that, the provisions of this Agreement that are for each Purchaser’s benefit as a purchaser or holder of Securities are also for the benefit of, and enforceable by, any subsequent holder of such Securities but only if a transfer to such holder of the Securities complies with all applicable provisions of the Shareholders Agreement. Subject to the immediately foregoing sentence, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not. Notwithstanding the foregoing, this Agreement cannot be assigned to a new investor without the consent of the Majority Purchasers, unless such new investor is an affiliate of a Purchaser.

7.10 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement

7.11 No Brokers. Each Purchaser represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such Purchaser is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each Purchaser agrees to indemnify the Company against any fee or commission payable by the Company for which such Purchaser is responsible.

7.12 Expenses. The Company and the Purchasers shall each bear their respective costs, expenses and fees, (including legal and other advisor fees) incurred in connection with the negotiation of this Agreement and the documents contemplated hereunder, and the consummation of the transactions contemplated hereunder.

7.13 Understanding Among Purchasers. The determination of each Purchaser to purchase Securities, in each case, as set forth opposite such Purchaser’s name on Schedule I attached hereto, pursuant to this Agreement has been made by such Purchaser independently of any other Purchaser and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company which may have been made or given by any other Purchaser or by any agent or employee of any other Purchaser. In addition, it is acknowledged by each of the Purchasers that no Purchaser has acted as an agent of any other Purchaser in connection with making its investment hereunder and that no Purchaser shall be acting as an agent of any other Purchaser in connection with monitoring its investment hereunder.

7.14 Public Disclosure. The parties to this Agreement agree that it is their intent to publicly disclose the conclusion of the transaction provided in this Agreement, subject to the Company and the Majority Purchasers agreeing beforehand on the content of any press release and the timing of its release. Until the disclosure of such press release, the parties agree that the transactions provided in this Agreement shall remain confidential and no public disclosure thereof shall be made by any party to this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have duly executed this Stock Purchase Agreement as of the date set forth in the first paragraph hereof.

BIOAMBER INC.

By:	/s/ Jean-François Huc
Name:	Jean-François Huc
Title:	President & CEO

NAXAMBER S.A.

By:	/s/ Jacques Reckinger
Name:	Jacques Reckinger
Title:	Director

And

By:	/s/ Christoph Piel
Name:	Christoph Piel
Title:	Director

FCPR SOFINNOVA CAPITAL VI

By:	/s/ Denis Lucquin
Name:	Denis Lucquin
Title:	Managing Director

Mitsui & Co., Ltd., Principal Investment Div.

By:	/s/ Osamu Nagao
Name:	Osamu Nagao
Title:	General Manager Principal Investment Division

Cliffton Equities Inc.

By:	/s/ Joanne Peluso
Name:	Joanne Peluso
Title:	President

ACKNOWLEDGEMENT AND ACCEPTANCE

The undersigned hereby acknowledges having taken cognizance of this Agreement and accepts the duties incumbent upon it pursuant to Section 2 of said Agreement.

Boivin Desbiens Senécal, g.p.

By:	/s/ Thomas Desbiens
Name:	Thomas Desbiens
Title:	Partner

Schedule I

Names and Addresses	Common Shares Purchased	Total Purchase Price

Naxamber S.A. (« Naxos ») 40, boulevard Joseph II L-1840 Luxembourg Tel:00 352 45 31 31 Fax: 00 352 45 31 33 E-mail: *** *** Attn: Sam Reckinger and Christoph Piel With a copy to (which shall not constitute notice hereunder): Jeffer Mangels Butler & Mitchell, LLP 1900 Avenue of the Stars, 7th Floor Los Angeles, CA 90067 Tel: *** Fax: *** E-mail: *** Attention: Robert M. Steinberg, Esq.	12,237	US$	12,200,289

FCPR Sofinnova Capital VI Représenté par sa société de gestion Sofinnova Partners 17 rue de Surène 75008 Paris, France Facsimile: *** E-Mail: *** Attention : Denis Lucquin, Managing Director	6,119	US$	6,100,643

Mitsui & Co., Ltd. Cleantech and Healthcare Investment Department Address: 2-1, Ohtemachi 1-Chome, Chiyoda-ku, Tokyo 100-0004 Japan Tel: *** Facsimile: *** E-Mail: *** Attention: Taro Inaba, General Manager	1,003	US$	999,991

Cliffton Equities Inc. 7200 Hutchison, Suite 100 Montreal, Quebec, Canada H3N 1Z2 Facsimile: *** E-Mail: *** Attention: Joanne Peluso, President	702	US$	699,894

TOTAL	20,061	US$	20,000,817